Exhibit (a)(1)(C)

Diamond Management & Technology Consultants, Inc.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING RESTRICTED STOCK UNITS

NOTICE OF WITHDRAWAL FORM

I previously received and reviewed the Offer to Exchange Restricted Stock Units for Common Stock, the Summary Term Sheet, the related cover email, and attached ancillary documents (collectively, the “Offer Documents”) from Diamond Management & Technology Consultants, Inc. (the “Company” or “Diamond”), dated February 5, 2009, pursuant to which the Company is offering to its employees the right to exchange their Restricted Stock Units previously granted to them pursuant to annual awards related to fiscal years 2005, 2006, 2007 and 2008 that have not vested and are not scheduled to vest prior to March 1, 2009 (the “Eligible RSUs”) for shares of Diamond common stock at an exchange ratio of 0.80 shares per each RSU (the “Offer”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

I previously signed, dated and returned an Election Form in connection with such Offer.

I now wish to change my previous election and reject the Offer. I understand that by signing this Notice of Withdrawal Form and delivering it to the Company’s equity programs department via email or fax, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice of Withdrawal Form to the Company’s equity programs department via email at “Equity Programs” on Diamond’s internal email system or by fax at (312) 255-4790 before the expiration of the Offer.

By rejecting the Offer I understand that I will not receive any common stock for my Eligible RSUs, and I will keep my Eligible RSUs. These RSUs will continue to be governed by the equity incentive plan under which these awards were granted and the existing award agreements between the Company and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form to the Company’s equity programs department in accordance with the instructions set forth in the Election Form before the expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form.

I DO NOT accept the Offer to exchange Eligible RSUs.

Employee Signature
Address of Residence

Employee Name (Please print)	Date and Time

PLEASE SUBMIT THE COMPLETED NOTICE OF WITHDRAWAL FORM TO THE COMPANY’S EQUITY PROGRAMS DEPARTMENT VIA INTERNAL EMAIL AT “Equity Programs” OR BY FAX AT (312) 255-4790 FOR RECEIPT NO LATER THAN MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

THE COMPANY’S EQUITY PROGRAMS DEPARTMENT WILL SEND YOU AN EMAIL CONFIRMATION GENERALLY WITHIN TWO BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL FORM

1. Delivery of Notice of Withdrawal Form.

IF YOU DO NOT WISH TO WITHDRAW YOUR PREVIOUS ELECTION, YOU SHOULD NOT FILL OUT THIS NOTICE OF WITHDRAWAL FORM.

A properly completed and executed copy of this Notice of Withdrawal Form must be delivered via internal email to the Company’s equity programs department at “Equity Programs” on Diamond’s internal email system or by fax at (312) 255-4790 before the expiration of the Offer. The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received by the Company’s equity programs department.

Although by submitting a Notice of Withdrawal Form with respect to your previous election, you have withdrawn your election to exchange your Eligible RSUs, you may change your mind and re-accept the Offer at any time prior to the expiration date. If the Company extends the expiration date, you may elect to accept the Offer at any time prior to the new expiration date. To change your election, you must deliver a new signed and dated Election Form in accordance with the instructions included with the Election Form to the Company before the expiration date.

Your Eligible RSUs will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the expiration date by delivery of the new Election Form following the procedures described in the instructions to the Election Form. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on This Notice of Withdrawal Form.

In addition to signing this Notice of Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include your address of residence.

3. Requests for Assistance or Additional Copies.

Additional copies of the Offer Documents or this Notice of Withdrawal Form can be obtained by contacting the Company’s equity programs department via internal email at “Equity Programs”.

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